EXHIBIT 99.1

PRESS RELEASE

Date: February 8, 2022

SUSAN KENNEDY APPOINTED EXECUTIVE CHAIR OF CADIZ INC.

LOS ANGELES, February 8, 2022 (PRNewswire) -- Cadiz Inc. (Nasdaq: CDZI/CDZIP) (“Cadiz” or the “Company”) today announced that its Board of Directors has appointed Susan Kennedy to serve as executive Chair of the Company.  Kennedy steps into the role Cadiz founder Keith Brackpool has held since 2001. Brackpool will remain on the Board as a non-executive director.

“It’s an honor to be entrusted with this leadership role,” Kennedy said. “I am excited to take the helm at such a propitious time for the company and, most importantly, at such a critical time in the fight against climate change.”

In 2020, Cadiz completed acquisition of a 220-mile pipeline previously used by El Paso Natural Gas to carry oil and gas and is in the process of repurposing the pipeline to carry water. When completed, the repurposed gas pipeline will be part of an underground water pipeline network that connects the State Water Project and the Colorado River Aqueduct to groundwater banks that can store water during flood years and provide flexibility and reliability during droughts.

“Given the stress of more frequent and intense droughts on the State Water Project and Colorado River and with few new storage projects on the horizon, this project is critical to the health and security of California’s water supply,” Kennedy said.  “It will also be the first project in the world to repurpose fossil fuel infrastructure to address the impacts of climate change – game changing when it comes to water.”

“Susan’s reputation for successfully executing large-scale initiatives involving complex stakeholder engagement is legendary,” Brackpool said. “I have known Susan for over two decades and can think of no one more capable of stepping into this role at this time than Susan.”

Kennedy joined the Cadiz Board in March 2021 after more than 30 years in California government and politics, having served as chief of staff to Governor Arnold Schwarzenegger, Cabinet Secretary to Governor Gray Davis and Communications Director for U.S. Senator Dianne Feinstein.  Kennedy also served on some of the State’s most powerful regulatory boards overseeing investor-owned energy, water and telecommunications industries, health insurance and water projects. In the governor’s office, Kennedy was known for her execution skills, which put her at the center of complex deals and groundbreaking policies, including AB 32 - California’s internationally recognized climate change law, the Low Carbon Fuel Standard and implementation of the California Bay-Delta Accord. After leaving the Governor’s office in 2011 she founded energy storage start-up Advanced Microgrid Solutions, which was acquired by Fluence (FLNC NASDAQ) in 2020.

“We enthusiastically welcome Susan to this new leadership position at the helm of our Board,” said Scott Slater, Cadiz CEO and board member. “Susan’s exceptional experience and innovative thinking will be an important asset as we complete our mission of bringing water to Californians in need.”

About Cadiz Inc.

Founded in 1983, Cadiz Inc. (NASDAQ: CDZI) is a California business dedicated to sustainable water and agricultural projects.  Cadiz owns 70 square miles of property with significant water resources in Southern California and is the largest agricultural operation in San Bernardino County which has been sustainably managed since the 1980s.  Cadiz is working with public water agencies to implement the Cadiz Water Project, a groundwater management project that will make available a new water supply for approximately 400,000 people and up to 1 million acre-feet of new groundwater storage capacity for underserved communities in California.  Guided by a holistic land management plan, Cadiz is dedicated to pursuing sustainable projects and practicing responsible stewardship of our land, water, and agricultural resources.  For more information, please visit www.cadizinc.com .

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates”, “expect”, “may”, “plan”, or “will”. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and are not statements of historical fact, including statements regarding the Company’s expectations regarding payments of dividends in the future. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. These and other risks are identified in our filings with the Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q for the three months ended March 31, 2021, June 30, 2021, and September 30, 2021 and in other filings subsequently made by the Company with the Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date.  We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

Contact

Courtney Degener
VP, Investor Relations
Cadiz Inc.

550 S. Hope Street
Suite 2850
Los Angeles, CA 90071
(213) 271-1600

(213) 271-1603

cdegener@cadizinc.com

Source: Cadiz Inc.

+++++++